SHARE EXCHANGE AGREEMENT and PLAN of REORGANIZATION

by and among

IMAGING3, INC., A DELAWARE CORPORATION,

GRAPEFRUIT BOULEVARD INVESTMENTS, INC., A CALIFORNIA CORPORATION

and

THE SHAREHOLDERS OF

GRAPEFRUIT BOULEVARD INVESTMENTS, INC.

NAMED HEREIN

Dated as of April 27, 2019

SHARE EXCHANGE AGREEMENT

This SHARE EXCHANGE AGREEMENT (this “Agreement”), dated as of April 27, 2019, is by and among Imaging3, Inc, a Delaware Corporation (“IGNG”), Grapefruit Boulevard Investments, Inc., a California corporation (“GBI”), and the shareholders of GBI set forth in Exhibit # C-1 hereto (the “Shareholders”). Each of the parties to this Agreement is individually referred to herein as a “Party” and collectively, as the “Parties.” Capitalized terms used herein that are not otherwise defined herein shall have the meanings ascribed to them in Annex A hereto.

BACKGROUND

A IGNG is subject to the reporting requirements of the Exchange Act and IGNG’s common shares are quoted for public trading on the OTC Markets OTCQB Market (the “OTC”).

B. As of the date of this Agreement, IGNG is authorized to issue two classes of shares, one class designated as common stock, the total number of shares of which IGNG is authorized to issue being one billion (1,000,000,000). The other class of shares is designated as preferred stock, the total number of shares of which IGNG is authorized to being 1,000,000. As of the date of this Agreement IGNG has approximately seventy-three million, seven hundred fourteen thousand, two hundred (73,714,200) shares of common stock issued and outstanding, and no shares of Preferred Stock are issued and outstanding, each of which are subject to adjustment prior to consummation of the transactions contemplated hereby as a result of conversion of outstanding convertible securities, issuance of shares to management pursuant to employment/board service agreements and issuance of Advisor’s Shares (as defined below).

C. As of the date of this Agreement GBI is privately held and is authorized to issue two classes of shares, one class designated as common stock, the total number of shares of which GBI is authorized to issue being five hundred million (500,000,000) (the “GBI Stock”), of which 10,920,000 common shares are issued and outstanding, which shares are owned by the Shareholders. The Shareholders are the record and beneficial owners of that number of shares of GBI Stock, or the right to receive such shares of GBI stock, set forth opposite such Shareholder’s name on Exhibit # C-1 hereto.

D. The Shareholders have agreed to exchange all of their shares of GBI Stock, or the right to receive such stock, for an aggregate of approximately three hundred fourteen million, two hundred fifty-five thousand, three hundred and fifty-nine (314,255,359) newly issued shares of the Common Stock, $0.001 par value, of IGNG (the “IGNG Stock”), each of which are subject to adjustment prior to consummation of the transactions contemplated hereby as a result of the additional issuance of IGNG common stock, in a transaction which qualifies as a reorganization and tax free exchange under Section 368(a) of the Internal Revenue Code of 1986, as amended. In the aggregate, the shares of IGNG Stock issuable to the Shareholders will be approximately eighty-one percent (81%) of the total issued and outstanding shares of common stock of IGNG as of and immediately after the Closing.

E. In addition, IGNG will have issued or shall issue shares of IGNG common stock to Advisors (the “Advisor’s Shares”) in connection with the transactions contemplated hereby (the “Transactions”), as set forth in Exhibit # E-1 hereto.

F. The Boards of Directors of each of IGNG and GBI have determined that it is in the best interests of all of the Parties to execute effect this Agreement.

SHARE EXCHANGE AGREEMENT

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

Exchange of Shares

1.1. Exchange GBI Stock for IGNG Stock. At the Closing, the Shareholders shall sell, transfer, convey, assign and deliver to IGNG their GBI Stock free and clear of all Liens and other encumbrances in exchange for the IGNG Stock and shall issue the Advisors Shares to the Advisor all as set forth in Exhibit # 1.1 hereto.

1.2. Closing. The closing (the “Closing”) of the Transactions contemplated hereby shall take place at the offices of the Yourist Law Group, PC in Los Angeles, CA commencing at or before 5:00 PM PDT on the business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the Transactions (other than conditions with respect to actions that the respective parties will take at Closing) or such other date and time as the Parties may mutually determine (the “Closing Date”).

ARTICLE II

Representations and Warranties of the Shareholders

The Shareholders each hereby represent and warrant to IGNG with respect to themselves, as follows.

2.1. Good Title. Each Shareholder is the record and beneficial owner, and has good title to its GBI Stock, with the right and authority to sell and deliver such GBI Stock. Upon delivery of any certificate or certificates duly assigned, representing the same as herein contemplated and/or upon registering of IGNG as the new owner of such GBI Stock in the share register of GBI, IGNG will receive good title to such GBI Stock, free and clear of all Liens.

2.2. Power and Authority. Each Shareholder has the legal power, capacity and authority to execute and deliver this Agreement and each Transaction Document to be delivered by it hereunder and to perform its obligations hereunder and thereunder, and to consummate the Transactions. All acts required to be taken by each Shareholder to enter into this Agreement, to deliver each Transaction Document to which it is a party and to carry out the Transactions have been properly taken. This Agreement constitutes a legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with the terms hereof, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally.

2.3. No Conflicts. The execution and delivery of this Agreement by each Shareholder and the performance by the Shareholder of its obligations hereunder in accordance with the terms hereof: (a) will not require the consent of any third party or Governmental Entity under any Laws; (b) will not violate any Laws applicable to the Shareholder; and (c) will not violate or breach any contractual obligation to which the Shareholder is a party.

2.4. Litigation. There is no pending proceeding against any Shareholder that involves the Shares or that challenges, or may have the effect of preventing, delaying or making illegal, or otherwise interfering with, any of the Transactions and, to the knowledge of the Shareholder, no such proceeding has been threatened, and no event or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such proceeding.

SHARE EXCHANGE AGREEMENT

2.5. No Finder’s Fee. No Shareholder has created any obligation for any finder’s, investment banker’s or broker’s fee in connection with the Transactions.

2.6. Purchase Entirely for Own Account. The IGNG Stock proposed to be acquired by each Shareholder hereunder will be acquired for investment for its own account, and not with a view to the resale or distribution of any part thereof, and the Shareholder has no present intention of selling or otherwise distributing the IGNG Stock, except in compliance with applicable securities laws.

2.7. Available Information. Each Shareholder has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in IGNG. Each Shareholder hereby acknowledges that it has had the opportunity review all publicly available information concerning IGNG, including, but not limited to all filings made by IGNG to the SEC pursuant to the Exchange Act.

2.8. Non-Registration. Each Shareholder understands that the IGNG Stock has not been registered under the Securities Act and, if issued in accordance with the provisions of this Agreement, will be issued by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Shareholder’s representations as expressed herein. The non-registration shall have no prejudice with respect to any rights, interests, benefits and entitlements attached to the IGNG Stock in accordance with IGNG’s charter documents or the laws of its jurisdiction of incorporation.

2.9. Restricted Securities. Each Shareholder understands that the Shares are characterized as “restricted securities” under the Securities Act inasmuch as this Agreement contemplates that, if acquired by the Shareholder pursuant hereto, the Shares would be acquired in a transaction not involving a public offering. The issuance of the Shares hereunder have not been registered under the Securities Act or the securities laws of any state of the U.S. and that the issuance of the IGNG Stock is being effected in reliance upon an exemption from registration afforded under Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering. Each Shareholder further acknowledges that if the Shares are issued to the Shareholder in accordance with the provisions of this Agreement, such Shares may not be resold without registration under the Securities Act or the existence of an exemption therefrom. Each Shareholder represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

2.10. Accredited Investor. Each Shareholder is an “Accredited Investor” within the meaning of Rule 501 under the Securities Act.

SHARE EXCHANGE AGREEMENT

2.11. Legends. Each Shareholder hereby understands and acquiesces that the IGNG Stock will bear the following legend or one substantially similar to the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT:

(1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

2.12. Additional Legend; Consent. Additionally, the IGNG Stock will bear any legend required by the “blue sky” laws of any state to the extent such laws are applicable to the securities represented by the certificate so legended. The Shareholder consents to IGNG making a notation on its records or giving instructions to any transfer agent of IGNG Stock in order to implement the restrictions on transfer of the Shares.

ARTICLE III

Representations and Warranties of GBI

GBI represents and warrants as follows to IGNG.

3.1. Organization, Standing and Power. GBI and each of its subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on GBI, a material adverse effect on the ability of GBI to perform its obligations under this Agreement or on the ability of GBI to consummate the Transactions (a “GBI Material Adverse Effect”). GBI and each of its subsidiaries is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties make such qualification necessary except where the failure to so qualify would not reasonably be expected to have a GBI Material Adverse Effect. GBI has delivered to IGNG true and complete copies of the GBI Charter, the GBI Bylaws, and the comparable charter, organizational documents and other constituent GBI Options of each of its subsidiaries, in each case as amended through the date of this Agreement.

3.2. Subsidiaries; Equity Interests. All the outstanding shares of capital stock or equity investments of each subsidiary have been validly issued and are fully paid and nonassessable and are as of the date of this Agreement owned by GBI, by another subsidiary of GBI or by GBI and another subsidiary of GBI, free and clear of all Liens. Except for its interests in its subsidiaries, GBI does not as of the date of this Agreement own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

SHARE EXCHANGE AGREEMENT

3.3. Capital Structure. The authorized capital stock of GBI consists of 450,000,000 shares of common stock and 50,000,000 shares of preferred stock at $0.002 per share. As of the date hereof, 10,920,000 shares of GBI common stock is issued and outstanding as set forth in Exhibit # C-1 hereto. No other shares of capital stock or other voting securities of GBI are issued or reserved for issuance or outstanding. GBI is the sole record and beneficial owner of all of the issued and outstanding capital stock of each of its subsidiaries. All outstanding shares of the capital stock of GBI and each of its subsidiaries are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the law of Nevada, the GBI Articles of Incorporation, the GBI Bylaws or any Contract to which GBI is a party or otherwise bound. There are not any bonds, debentures, notes or other indebtedness of GBI or any of its subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of GBI’s capital stock or the capital stock of any of its subsidiaries may vote (“Voting GBI Debt”). As of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which GBI or any of its subsidiaries is a party or by which any of them is bound (a) obligating GBI or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, GBI or any of its subsidiaries or any Voting GBI Debt, (b) obligating GBI or any of its subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (c) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of GBI or of any of its subsidiaries. As of the date of this Agreement, there are not any outstanding contractual obligations of GBI to repurchase, redeem or otherwise acquire any shares of capital stock of GBI.

3.4. Authority; Execution and Delivery; Enforceability. GBI has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery by GBI of this Agreement and the consummation by GBI of the Transactions have been duly authorized and approved by the Board of Directors of GBI and no other corporate proceedings on the part of GBI are necessary to authorize this Agreement and the Transactions. When executed and delivered, this Agreement will be enforceable against GBI in accordance with its terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally.

3.5. No Conflicts; Consents. The execution and delivery by GBI of this Agreement does not, and the consummation of the Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of GBI or any of its subsidiaries under, any provision of (i) the GBI Articles of Incorporation, the GBI Bylaws or the comparable charter or organizational documents of any of its subsidiaries, (ii) any material Contract to which GBI or any of its subsidiaries is a party or by which any of their respective properties or assets is bound or (iii) any material judgment, order or decree or material Law applicable to GBI or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a GBI Material Adverse Effect.

SHARE EXCHANGE AGREEMENT

3.6. Compliance with Applicable Laws. Except for any required filings under applicable “Blue Sky” or state securities commissions, no Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to GBI or any of its subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions. GBI and each of its subsidiaries have conducted their business and operations in compliance with all applicable Laws, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a GBI Material Adverse Effect.

3.7. Brokers. No broker, investment banker or other person is entitled to any broker’s, finder’s, or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of GBI or any of its subsidiaries.

3.9. Foreign Corrupt Practices. Neither GBI, nor any of its subsidiaries, nor, to GBI’s knowledge, any director, officer, agent, employee or other person acting on behalf of GBI or any of its subsidiaries has, in the course of its actions for, or on behalf of, GBI (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

3.10. Disclosure. All disclosure provided to IGNG regarding GBI, its business and the Transactions, furnished by or on behalf of GBI (including GBI’s representations and warranties set forth in this Agreement) is true and correct and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

3.11. No Additional Agreements. GBI does not have any agreement or understanding with the Shareholders with respect to the Transactions other than as specified in this Agreement.

ARTICLE IV

Representations and Warranties of IGNG

IGNG represents and warrants as follows to the Shareholders and GBI:

4.1 Subsidiaries. IGNG owns, directly or indirectly, no outstanding voting securities of or other interests in, or has any Control over, any other Person.

4.2 IGNG Organization and Name. IGNG is a corporation, duly organized, validly existing and in good standing under the laws of Delaware, its jurisdiction of organization, and has the full power and authority and all necessary licenses, permits and other required authorization to: (i) enter into and execute this Agreement and to perform all of its obligations hereunder; and (ii) own and operate its assets and properties and to conduct and carry on its business as and to the extent now conducted. IGNG is duly qualified to transact business and is in good standing as a foreign corporation in each jurisdiction where the character of its business or the ownership or use and operation of its assets or properties requires such qualification. The exact legal name of IGNG is as set forth in the first paragraph of this Agreement, and IGNG currently does not conduct, nor has IGNG, during the last five (5) years conducted, business under any other name or trade name.

SHARE EXCHANGE AGREEMENT

4.3 Authorization; Validity. IGNG has full right, power and authority to enter into this Agreement, as provided herein and to perform all of its duties and obligations under this Agreement and this Agreement and no other action or consent on the part of IGNG, its board of directors, stockholders, or any other Person is necessary or required by IGNG to execute this Agreement, consummate the Transactions contemplated herein and perform all of its obligations hereunder. The execution and delivery of this Agreement will not, nor will the observance or performance of any of the matters and things herein or therein set forth, violate or contravene any provision of law or of the IGNG Charter and IGNG Bylaws, or other governing documents. All necessary and appropriate corporate action has been taken on the part of IGNG to authorize the execution and delivery of this Agreement. This Agreement is a valid and binding agreement and contract of IGNG, enforceable against IGNG in accordance with its respective terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws enacted for the relief of debtors generally and other similar laws affecting the enforcement of creditors’ rights generally or by equitable principles which may affect the availability of specific performance and other equitable remedies. IGNG knows of no reason why any it cannot perform any of its Obligations under this Agreement or any related agreements.

4.4. Capital Structure. The authorized capital stock of IGNG is as set forth in Exhibit # 4.4 attached hereto. Exhibit # 4.4 specifies, for IGNG, the total number of authorized shares of capital stock, and of such authorized shares, the number which are designated as Common Stock and the number designated as preferred stock. Exhibit # 4.4 shall also specify, for IGNG, as of the date hereof, the number of shares of Common Stock issued and outstanding and the number of shares of preferred stock issued and outstanding. All of the outstanding shares of capital stock of IGNG are validly issued, fully paid and nonassessable, have been issued in compliance with all foreign, federal and state securities laws and none of such outstanding shares were issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. As of the date of this Agreement, no shares of IGNG’s capital stock are subject to preemptive rights or any other similar rights or any Liens, claims or encumbrances suffered or permitted by IGNG. The Common Stock is currently quoted on the OTCMarkets OTCQB market (the “Principal Trading Market”) under the trading symbol “IGNG”. IGNG has received no notice, either oral or written, with respect to continued eligibility of the Common Stock for quotation on the Principal Trading Market, and the Issuing IGNG has maintained all requirements on its part for the continuation of such quotation. Except as set forth in Exhibit # 4.4 attached hereto and except for the securities to be issued pursuant to this Agreement, as of the date of this Agreement: (i) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of IGNG or any of its Subsidiaries, or contracts, commitments, understandings or arrangements by which IGNG or any of its Subsidiaries is or may become bound to issue additional shares of capital stock of the IGNG or any of its Subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of IGNG, except as reflected in Exhibit # 4.4(a); (ii) there are no outstanding debt securities, notes, credit agreements, credit facilities or other contracts or instruments evidencing indebtedness of IGNG or by which IGNG is or may become bound, except as reflected in Exhibit # 4.4(b); (iii) there are no outstanding registration statements with respect to IGNG or any of their respective securities, and there are no outstanding comment letters from the SEC, the Principal Trading Market, or any other Governmental Authority with respect to any securities of IGNG; (iv) there are no agreements or arrangements under which IGNG is obligated to register the sale of any of its securities under the Securities Act or any other law of any other Governmental Authority; (v) there are no financing statements filed with any Governmental Authority securing any obligations of IGNG or filed in connection with any assets or properties of IGNG; (vi) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by this Agreement or any related agreement or the consummation of the transactions described herein or therein; and (vii) there are no outstanding securities or instruments of IGNG which contain any redemption or similar provisions, and there are no contracts or agreements by which such IGNG is or may become bound to redeem a security of such IGNG (except pursuant to this Agreement). IGNG has furnished to GBI complete and correct copies of such IGNG’s Certificate of Incorporation, as amended and as in effect on the date hereof and such IGNG Bylaws, as in effect on the date hereof, and any other governing or organizational documents, as applicable. Except for the documents delivered to GBI in accordance with the immediately preceding sentence, there are no other shareholder agreements, voting agreements, operating agreements, or other contracts or agreements of any nature or kind that restrict, limit or in any manner impose obligations, restrictions or limitations on the governance of IGNG.

SHARE EXCHANGE AGREEMENT

4.5 No Conflicts; Consents and Approvals. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not: (i) constitute a violation of or conflict with the IGNG Charter, IGNG Bylaws, or any other organizational or governing documents of any IGNG; (ii) constitute a violation of, or a default or breach under (either immediately, upon notice, upon lapse of time, or both), or conflicts with, or gives to any other Person any rights of termination, amendment, acceleration or cancellation of, any provision of any contract or agreement to which IGNG is a party or by which any of its or their assets or properties may be bound; (iii) constitute a violation of, or a default or breach under (either immediately, upon notice, upon lapse of time, or both), or conflicts with, any order, writ, injunction, decree, or any other judgment of any nature whatsoever; (iv) constitute a violation of, or conflict with, any law, rule, ordinance or other regulation (including foreign and United States federal and state securities laws and the rules and regulations of any Principal Trading Market); or (v) result in the loss or adverse modification of, or the imposition of any fine, penalty or other Lien, claim or encumbrance with respect to, any Permit granted or issued to, or otherwise held by or for the use of, IGNG or any of their respective assets. IGNG is not in violation of the IGNG Charter, IGNG Bylaws, or other organizational or governing documents, as applicable, and IGNG is not in default or breach (and no event has occurred which with notice or lapse of time or both could put IGNG in default or breach) under, and IGNG has not taken any action or failed to take any action that would give to any other Person any rights of termination, amendment, acceleration or cancellation of, any contract or agreement to which IGNG is a party or by which any property or assets of IGNG are bound or affected. No business of IGNG is being conducted, and shall not be conducted, in violation of any law, rule, ordinance or other regulation. Except as specifically contemplated by this Agreement, GBI is not required to obtain any consent or approval of, from, or with any Governmental Authority, or any other Person, in order for it to execute, deliver or perform any of its obligations under this Agreement in accordance with the terms hereof, or to issue the Advisory Fee Shares in accordance with the terms hereof. All consents and approvals which IGNG is required to obtain pursuant to the immediately preceding sentence have been obtained or effected on or prior to the date hereof.

4.6 Issuance of Securities. The IGNG Shares are duly authorized and, upon issuance in accordance with the terms hereof, shall be duly issued, fully paid and non-assessable, and free from all Liens, claims, charges, taxes, or other encumbrances with respect to the issue thereof, and will be issued in compliance with all applicable United States federal and state securities laws and the laws of any foreign jurisdiction applicable to the issuance thereof. Assuming the accuracy of the Shareholder’s representations under Article II 2 hereof, the issuance of the IGNG Stock will be exempt from: (i) the registration and prospectus delivery requirements of the Securities Act; (ii) the registration and/or qualification provisions of all applicable state and provincial securities and “blue sky” laws; and (iii) any similar registration or qualification requirements of any foreign jurisdiction or other Governmental Authority.

4.7 Compliance With Laws. The nature and transaction of IGNG’s business and operations and the use of its properties and assets, do not and hereafter shall not, violate or conflict with any applicable law, statute, ordinance, rule, regulation or order of any kind or nature, including, without limitation, the provisions of the Fair Labor Standards Act or any zoning, land use, building, noise abatement, occupational health and safety or other laws, any Permit or any condition, grant, easement, covenant, condition or restriction, whether recorded or not, except to the extent such violation or conflict would not result in a Material Adverse Effect.

SHARE EXCHANGE AGREEMENT

4.8 Environmental Laws and Hazardous Substances. Except to the extent that any of the following would not have a Material Adverse Effect (including financial reserves, insurance policies and cure periods relating to compliance with applicable laws and Permits) and are used in such amounts as are customary in the Ordinary Course of Business in compliance with all applicable Environmental Laws, IGNG represents and warrants to IGNG that, to its knowledge: (i) GBI has not generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off any of the premises of IGNG (whether or not owned by IGNG) in any manner which at any time violates any Environmental Law or any Permit, certificate, approval or similar authorization thereunder; (ii) the operations of IGNG comply in all material respects with all Environmental Laws and all Permits certificates, approvals and similar authorizations thereunder; (iii) there has been no investigation, Proceeding, complaint, order, directive, claim, citation or notice by any Governmental Authority or any other Person, nor is any pending or, to IGNG’s knowledge, threatened; and (iv) IGNG has no liability, contingent or otherwise, in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Material.

4.9 Investment Company. IGNG is not, and is not an affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended..

4.10 SEC Documents; Financial Statements. The Common Stock of the IGNG is registered pursuant to Section 12 of the Exchange Act, the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, and the Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC or any other Governmental Authority (all of the foregoing filed within the two (2) years preceding the date hereof or amended after the date hereof and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein, being hereinafter referred to as the “SEC Documents”). IGNG is current with its filing obligations under the Exchange Act and all SEC Documents have been filed on a timely basis or the IGNG has received a valid extension of such time of filing and has filed any such SEC Document prior to the expiration of any such extension. The IGNG represents and warrants that true and complete copies of the SEC Documents are available on the SEC’s website (www.sec.gov) at no charge to GBI, and GBI acknowledges that it may retrieve all SEC Documents from such website and GBI’s access to such SEC Documents through such website shall constitute delivery of the SEC Documents to GBI; provided, however, that if GBI is unable to obtain any of such SEC Documents from such website at no charge, as result of such website not being available or any other reason beyond GBI’s control, then upon request from GBI, IGNG shall deliver to GBI true and complete copies of such SEC Documents. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the statements made in any such SEC Documents is, or has been, required to be amended or updated under applicable law (except for such statements as have been amended or updated in subsequent filings prior the date hereof, which amendments or updates are also part of the SEC Documents). As of their respective dates, the consolidated financial statements of the IGNG included in the SEC Documents (the “Financial Statements”) complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. All of the Financial Statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”, consistently applied, during the periods involved (except: (i) as may be otherwise indicated in such Financial Statements or the notes thereto; or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements), and fairly present in all material respects the consolidated financial position of IGNG as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). To the knowledge of IGNG and its officers, no other information provided by or on behalf of IGNG to GFBI which is not included in the SEC Documents contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstance under which they are or were made, not misleading.

SHARE EXCHANGE AGREEMENT

4.11 Absence of Certain Changes. Since the date the last of the SEC Documents was filed with the SEC, none of the following have occurred:

(a) There has been no event or circumstance of any nature whatsoever that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect; or

(b) Any transaction, event, action, development, payment, or any other matter of any nature whatsoever entered into by IGNG other than in the Ordinary Course of Business.

4.12 Litigation and Taxes. Except as set forth in Exhibit # 4.12, there is no Proceeding pending, or to IGNG’s knowledge, threatened, against IGNG or their respective officers, managers, members or shareholders, or against or affecting any of their respective assets. In addition, there is no outstanding judgments, orders, writs, decrees or other similar matters or items against or affecting IGNG, its business or assets. IGNG has not received any material complaint from any Customer, supplier, vendor or employee. IGNG has duly filed all applicable foreign and U.S. income or other tax returns and has paid all foreign and U.S. income or other taxes when due. There is no Proceeding, controversy or objection pending or threatened in respect of any tax returns of IGNG.

4.13 Event of Default. No Event of Default has occurred and is continuing, and no event has occurred and is continuing which, with the lapse of time, the giving of notice, or both, would constitute such an Event of Default under this Agreement, and IGNG is not in default (without regard to grace or cure periods) under any contract or agreement to which it is a party or by which any of their respective assets are bound.

4.14 ERISA Obligations. To the knowledge of IGNG, IGNG has not or has ever had any Employee Plans subject to ERISA, and IGNG has no any obligations or liabilities arising under ERISA of a character which if unpaid or unperformed might result in the imposition of a Lien against any of its properties or assets.

4.15 Adverse Circumstances. No condition, circumstance, event, agreement, document, instrument, restriction, litigation or Proceeding (or threatened litigation or Proceeding or basis therefor) exists which: (i) could adversely affect the ability of IGNG to perform its obligations under the the Agreement; (iii) would constitute a default under the Agreement; (iv) would constitute such a default with the giving of notice or lapse of time or both; or (v) would constitute or give rise to a Material Adverse Effect.

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4.16 Liabilities and Indebtedness of IGNG. IGNG has no Funded Indebtedness or any liabilities or obligations of any nature whatsoever, except: (i) as disclosed in the Financial Statements; or (ii) liabilities and obligations incurred in its Ordinary Course of Business since the date of the last Financial Statements filed by IGNG with the SEC which do not or would not, individually or in the aggregate, exceed Ten Thousand Dollars ($10,000) or otherwise have a Material Adverse Effect.

4.17 Real Estate.

(a) Real Property Ownership. IGNG does not own any Real Property.

(b) Real Property Leases. IGNG leases no Real Property.

4.18 Material Contracts. An accurate, current and complete copy of each of the Material Contracts has been furnished to GBI and/or is readily available as part of the SEC Documents, and each of the Material Contracts constitutes the entire agreement of the respective parties thereto relating to the subject matter thereof. Except for those provided to GBI prior to the Closing Date, there are no outstanding offers, bids, proposals or quotations made by IGNG which, if accepted, would create a Material Contract with such IGNG. Each of the Material Contracts is in full force and effect and is a valid and binding obligation of the parties thereto in accordance with the terms and conditions thereof. To the knowledge of IGNG and its officers, all obligations required to be performed under the terms of each of the Material Contracts by any party thereto have been fully performed by all parties thereto, and no party to any Material Contracts is in default with respect to any term or condition thereof, nor has any event occurred which, through the passage of time or the giving of notice, or both, would constitute a default thereunder or would cause the acceleration or modification of any obligation of any party thereto or the creation of any lien, claim, charge or other encumbrance upon any of the assets or properties of IGNG. Further, IGNG has not received any notice, nor does IGNG have any knowledge, of any pending or contemplated termination of any of the Material Contracts and, no such termination is proposed or has been threatened, whether in writing or orally.

4.19 Title to Assets. IGNG has good and marketable title to, or a valid leasehold interest in, all of its assets and properties which are material to its business and operations as presently conducted, free and clear of all liens, claims, charges or other encumbrances or restrictions on the transfer or use of same. Except as would not have a Material Adverse Effect, the assets and properties of IGNG are in good operating condition and repair, ordinary wear and tear excepted, and are free of any latent or patent defects which might impair their usefulness, and are suitable for the purposes for which they are currently used and for the purposes for which they are proposed to be used.

4.20 Intellectual Property. IGNG owns or possesses adequate and legally enforceable rights or licenses to use all trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and all other intellectual property rights necessary to conduct its business as now conducted. IGNG has no knowledge of any infringement by IGNG of trademark, trade name rights, patents, patent rights, copyrights, inventions, licenses, service names, service marks, service mark registrations, trade secret or other intellectual property rights of others, and, to the knowledge of IGNG, there is no claim, demand or Proceeding, or other demand of any nature being made or brought against, or to IGNGs’ knowledge, being threatened against, IGNG regarding trademark, trade name, patents, patent rights, invention, copyright, license, service names, service marks, service mark registrations, trade secret or other intellectual property infringement; and IGNG is not aware of any facts or circumstances which might give rise to any of the foregoing.

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4.21 Labor and Employment Matters. IGNG is not involved in any labor dispute or, to the knowledge of IGNG, is any such dispute threatened. To the knowledge of IGNG and its officers, none of the employees of IGNG is a member of a union and IGNG believes that its relations with its employees are good. To the knowledge of IGNG and its officers, IGNG has complied in all material respects with all laws, rules, ordinances and regulations relating to employment matters, civil rights and equal employment opportunities.

4.22 Insurance. IGNG is covered by valid, outstanding and enforceable policies of insurance which were issued to it by reputable insurers of recognized financial responsibility, covering its business against losses and risks normally insured against by other corporations or entities in the same or similar lines of businesses as IGNG is engaged and in coverage amounts which are prudent and typically and reasonably carried by such other corporations or entities (the “Insurance Policies”). Such Insurance Policies are in full force and effect, and all premiums due thereon have been paid. None of the Insurance Policies will lapse or terminate as a result of the transactions contemplated by this Agreement. IGNG has complied with the provisions of such Insurance Policies. No IGNG has no reason to believe that it will not be able to renew its existing Insurance Policies as and when such Insurance Policies expire or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not materially and adversely affect the condition, financial or otherwise, or the earnings, business or operations of IGNG.

4.23 Permits. IGNG possesses all Permits necessary to conduct its business, and IGNG has not received any notice of, or is otherwise involved in, any Proceedings relating to the revocation or modification of any such Permits. All such Permits are valid and in full force and effect and IGNG is in full compliance with the respective requirements of all such Permits.

4.24 Bank Accounts. Exhibit # 4.24 sets forth, with respect to each account of IGNG with any bank, broker, merchant processor, or other depository institution: (i) the name and account number of such account; (ii) the name and address of the institution where such account is held; (iii) the name of any Person(s) holding a power of attorney with respect to such account, if any; and (iv) the names of all authorized signatories and other Persons authorized to withdraw funds from each such account.

4.25 Illegal Payments. IGNG, nor any director, officer, member, manager, agent, employee or other Person acting on behalf of IGNG has, in the course of his actions for, or on behalf of, IGNG: (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any similar foreign law or regulation; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

4.26 Related Party Transactions. Except for: (i) transactions disclosed in the Financial Statements, which transactions are upon terms no less favorable than the applicable IGNG could obtain from third parties; and (ii) arm’s length transactions pursuant to which IGNG makes payments in the Ordinary Course of Business upon terms no less favorable than IGNG could obtain from third parties, none of the officers, directors, managers, or employees of IGNG, nor any stockholders, members or partners who own, legally or beneficially, five percent (5%) or more of the ownership interests of IGNG (each a “Material Shareholder”), is presently a party to any transaction with IGNG (other than for services as employees, officers and directors), including any contract providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from, any officer, director or such employee or Material Shareholder or, to the best knowledge of IGNG, any other Person in which any officer, director, or any such employee or Material Shareholder has a substantial or material interest in or of which any officer, director or employee of IGNG or Material Shareholder is an officer, director, trustee or partner. There are no claims, demands, disputes or Proceedings of any nature or kind between IGNG and any officer, director or employee of IGNG or any Material Shareholder, or between any of them, relating to IGNG.

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4.27 Internal Accounting Controls. IGNG maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

4.28 Brokerage Fees. There is no Person acting on behalf of IGNG who is entitled to or has any claim for any brokerage or finder’s fee or commission in connection with the execution of this Agreement or the consummation of the transactions contemplated hereby.

4.29 No General Solicitation. IGNG, nor any of their respective Affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer or issuance of the IGNG Stock hereby.

4.30 Private Placement. Assuming the accuracy of the representations and warranties set forth in Article 2 above, no registration under the Securities Act or the laws, rules or regulations of any other Governmental Authority is required for the issuance of the IGNG Stock.

4.31 Complete Information. This Agreement and all financial statements, exhibits, schedules, certificates, confirmations, agreements, contracts, and other materials submitted to GBI in connection with or in furtherance of this Agreement by or on behalf of IGNG fully and fairly states the matters with which they purport to deal, and do not misstate any material fact nor, separately or in the aggregate, fail to state any material fact necessary to make the statements made not misleading.

ARTICLE V

Conditions to Closing

5.1. IGNG Conditions Precedent. The obligations of the Shareholders and GBI to enter into and complete the Closing are subject, at the option of the Shareholder and GBI, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by GBI and the Shareholders in writing.

(a) Funding Requirements. IGNG shall have entered into a financing agreement with an investor or investors satisfactory to GBI pursuant to the terms of which IGNG shall receive a bona fide commitment for a financing of up to $10,000,000.00 on terms satisfactory to GBI.

SHARE EXCHANGE AGREEMENT

(b) Representations and Covenants. The representations and warranties of IGNG contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. IGNG shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by IGNG on or prior to the Closing Date.

(c) Litigation. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of GBI or the Shareholders, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of IGNG.

(d) Consents. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by IGNG for the authorization, execution and delivery of this Agreement and the consummation by it of the Transactions shall have been obtained and made by IGNG, except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not have a IGNG Material Adverse Effect.

(e) Satisfactory Completion of Due Diligence. GBI and the Shareholders shall have completed their legal, accounting and business due diligence of IGNG and the results thereof shall be satisfactory to GBI and the Shareholder in their sole and absolute discretion.

(f) Issuance of Shares. At the Closing, IGNG shall deliver to the Shareholders a certificate representing the new shares of IGNG Stock issued to such Shareholder.

(g) Delivery of Documents At the closing IGNG shall deliver to the Shareholders and GBI such other documents as GBL may reasonably request for the purpose of facilitating the consummation of the Transactions.

5.2. GBI and Shareholder Conditions Precedent. The obligations of IGNG to enter into and complete the Closing is subject, at the option of IGNG, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by IGNG in writing.

(a) Representations and Covenants. The representations and warranties of the Shareholders and GBI contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. The Shareholders and GBI shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Shareholders and GBI on or prior to the Closing Date.

(b) Litigation. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of IGNG, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of GBI.

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(c) Consents. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the Shareholders and/or GBI for the authorization, execution and delivery of this Agreement and the consummation by them of the Transactions, shall have been obtained and made by the Shareholders and/or GBI, except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not have an GBI Material Adverse Effect.

(d) Satisfactory Completion of Due Diligence. IGNG shall have completed its legal, accounting and business due diligence of GBI and the Shareholders and the results thereof shall be satisfactory to IGNG in its sole and absolute discretion.

(e) Share Transfer Documents. The Shareholders shall have delivered to IGNG the original certificate(s) representing its GBI Stock, accompanied by a duly executed stock transfer power for transfer by the Shareholders of their GBI Stock to IGNG.

ARTICLE VI

Covenants

6.1. Blue Sky Laws. IGNG shall take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of the IGNG Stock in connection with this Agreement.

6.2. Public Announcements. IGNG and GBI will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press releases or other public statements with respect to this Agreement and the Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchanges.

6.3. Fees and Expenses. All fees and expenses incurred in connection with this Agreement shall be paid by the Party incurring such fees or expenses, whether or not this Agreement is consummated.

6.4. Continued Efforts. Each Party shall use commercially reasonable efforts to (a) take all action reasonably necessary to consummate the Transactions, and (b) take such steps and do such acts as may be necessary to keep all of its representations and warranties true and correct as of the Closing Date with the same effect as if the same had been made, and this Agreement had been dated, as of the Closing Date.

ARTICLE VII
Miscellaneous

7.1. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the Parties at the addresses set forth on the signature page hereof (or at such other address for a Party as shall be specified by like notice):

7.2. Amendments; Waivers; No Additional Consideration. No provision of this Agreement may be waived or amended except in a written instrument signed by IGNG, GBI and the Shareholders.

7.3. Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, the Shareholders, IGNG and GBI will be entitled to specific performance under this Agreement. The Parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

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7.4. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

7.5. Counterparts; Facsimile Execution. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.

7.6. Entire Agreement; Third Party Beneficiaries. This Agreement, together with the Rescission Agreement (a) constitutes the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the Transactions and (b) are not intended to confer upon any person other than the Parties any rights or remedies.

7.7. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent the laws of Delaware are mandatorily applicable to the Transactions.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Share Exchange Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

GRAPEFRUIT BOULEVARD INVESTMENTS, INC.

By:
Name:
Title:

IMAGING3, INC.

By:
Name:
Title:

COMPANY SHAREHOLDERS:

Name:

[Signature Page to Share Exchange Agreement]

ANNEX A

Definitions

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GBI Bylaws” means the Bylaws of GBI, as amended to the date of this Agreement.

“GBI Charter” means the Articles of Incorporation of GBI, as amended to the date of this Agreement.

“Governmental Entity” means any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

“IGNG Bylaws” means the Bylaws of IGNG, as amended to the date of this Agreement.

“IGNG Charter” means the Articles of Incorporation of IGNG, as amended to the date of this Agreement.

“Law” means any statute, law, ordinance, rule, regulation, order, writ, injunction, judgment, or decree.

“Lien” means any lien, security interest, pledge, equity and claim of any kind, voting trust, stockholder agreement and other encumbrance.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

EXHIBIT C-1 GBI Shareholder List/Chart

Grapefruit Boulevard Investments, Inc.

Share Capitalization Table – April 4, 2019

Name		Number of GBI Shares	Percentage of GBI Shares
Bradley Yourist	Founder	4,000,000	36.63%
Daniel Yourist	Founder	4,000,000	36.63%
LY & DY	Founder	1,000,000	9.16%
ED	Founder	500,000	4.58%
TT	Founder	500,000	4.58%

ED	Investor	100,000	0.92%
TT	Investor	100,000	0.92%
CC & SC	Investor	50,000	0.46%
CS & SS	Investor	50,000	0.46%
VB	Investor	20,000	0.18%
RB & DC	Investor	50,000	0.46%
ES & SS	Investor	50,000	0.46%
GM	Investor	40,000	0.37%
TMI	Investor	50,000	0.46%
AV	Investor	40,000	0.37%
DD	Investor	60,000	0.55%
TD	Investor	60,000	0.55%
MV	Investor	50,000	0.46%
HB & PB	Investor	50,000	0.46%
CB & DF	Investor	50,000	0.46%
Total	Investor	10,920,000	100%

EXHIBIT E-1 Advisor’s Shares

Share of common stock in an amount equal to approximately 4.95% of the post change of control and initial financing outstanding shares are issuable to Advisors in the transactions contemplated hereby.

EXHIBIT 1.1 Share Exchange Chart

GBI Shareholder	Number of GBI Shares	Percentage of GBI Shares	Number of IGNG Shares Issued
Bradley Yourist	4,000,000	36.63%	115,111,853
Daniel Yourist	4,000,000	36.63%	115,111,853
LY & DY	1,000,000	9.16%	28,777,963
ED	500,000	4.58%	14,388,982
TT	500,000	4.58%	14,388,982

ED	100,000	0.92%	2,877,796
TT	100,000	0.92%	2,877,796
CC & SC	50,000	0.46%	1,438,898
CS & SS	50,000	0.46%	1,438,898
VB	20,000	0.18%	575,559
RB & DC	50,000	0.46%	1,438,898
ES & SS	50,000	0.46%	1,438,898
GM	40,000	0.37%	1,151,119
TMI	50,000	0.46%	1,438,898
AV	40,000	0.37%	1,151,119
DD	60,000	0.55%	1,726,678
TD	60,000	0.55%	1,726,678
MV	50,000	0.46%	1,438,898
HB & PB	50,000	0.46%	1,438,898
CB & DF	50,000	0.46%	1,438,898
Total	10,920,000	100%	314,255,359

EXHIBIT 4.4 IGNG Capital Structure

Imaging3, Inc.

Pro Forma Shages Outstanding

As of 4-26-19

Subject to change

Amount per Vstock as of 4/1/197	52,007,768
Note holder debt conversion	1,937,100
Cancellation of shares for a vendor	(733,651)
Former officer shares to be cancelled	(3,000,000)
Net outstanding shares registered at 4-18-19	50,211,217
Shares purchased in 1st Qtr not registered	5,476,923
Shares purchased in 2nd Qtr not registered	350,000
Shares awarded by the Board	5,750,000
Shares to be issued for services	3,573,982
Shares converted by Auctus on 4/17/19 not included in Vstock registry	646,400

Total pro forma shares outstanding before Alpha and Brio settlement	66,008,522

Alpha and Brio settlement
Alpha shares	4,191,070
Brio shares	3,514,628

Shares outstanding post settlement	73,714,220

In addition, John Hollister, Jeffrey Peterson and George Zdasiuk are subject to employment/service agreements with IGNG pursuant to which shares are issuable in connection with a change of control in the amount of 5%, 1.5% and 0.75%, respectively, of the common stock of IGNG on a pre-change of control basis.

EXHIBIT 4.12 IGNG Litigation

IGNG is subject to a Clerk’s Judgment in Matter No. 18CV-0506, in the Superior Court of California, County of San Luis Obispo, for an aggregate of $75,572.16, together with such post judgment interest and costs that may be imposed pursuant to applicable law.

EXHIBIT 4.24 IGNG Bank Accounts

EastWest Bank, Encino, CA

Commercial acct. 5500000148

Payroll acct. 5500000141